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                                                                Exhibit 99

     CRAGAR INDUSTRIES, INC. RAISES $2.0 MILLION IN PREFERRED STOCK OFFERING


Phoenix, AZ, January 21, 1998 - CRAGAR Industries, Inc. (NASDAQ: CRGR) today reported that it had raised $2.0 million from a private placement of Series A Convertible Preferred Stock, including the conversion of $900,000 of debt into equity. The purpose of the private placement was to raise additional capital in order to meet the minimum maintenance requirements for continued listing on Nasdaq and the Boston Stock Exchange. The Company's capital and surplus and shareholders' equity had fallen below the minimums required by Nasdaq and the Boston Stock Exchange primarily as the result of the establishment of an allowance for bad debt arising from the bankruptcy of the Company's primary customer. With the proceeds from the offering, the Company's net tangible assets exceed $2,000,000, the minimum requirement for Nasdaq listing to become effective February 23, 1998, and the Company's shareholders' equity substantially exceeds $500,000, the minimum requirement for continued listing on the Boston Stock Exchange. There can be no assurance, however, that the Company will continue to meet these minimum requirements for listing on Nasdaq and the Boston Stock Exchange. If the Company fails to meet such requirements in the future, the Company's securities could be likely delisted from Nasdaq and the Boston Stock Exchange, which likely would have a material adverse effect on the market value of the Company's securities.

         Cragar Industries, Inc. is an international designer, producer, and seller of custom wheels and wheel accessories for cars, trucks, vans, sport utility vehicles, racing vehicles, and motorcycles.

         For additional information, contact Michael L. Hartzmark, President and CEO, 602-247-1300. Internet address: http:\\www.prnewswire.com/cnoc. To obtain hard copies, call Fax-On-Demand at 800- 758-5804.

         This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Series A Convertible Preferred Stock in any state in which such offer, solicitation, or sale would be unlawful under the securities laws of any such state.

         The Series A Convertible Preferred Stock to be sold in connection with the private placement discussed herein has not been registered under the Securities Act of 1933 and may not be offered or sold absent registration or an applicable exemption from the registration requirements.

         This release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Please refer to the Risk Factors in the Company's filings with the Securities and Exchange Commission which identify certain important factors that could cause the actual results to differ materially from those contained in our forward-looking statements. These factors include, but are not limited to, the bankruptcy of the Company's primary customer, dependence on external financing, product availability, market conditions, as well as general economic conditions.